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                        Aquila Gas Pipeline Corporation

                              File Number 1-12426

                                  Exhibit 10.1

                 Stock Option Agreement dated October 29, 1996
           between AQP Holdings L.P. and El Paso Natural Gas Company
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                             STOCK OPTION AGREEMENT


       STOCK OPTION AGREEMENT ("Agreement") entered into on October 29, 1996, by and between AQP Holdings LP, a Delaware limited partnership ("AQP"), and El Paso Natural Gas Company, a Delaware corporation ("El Paso").

                                    RECITALS

       A. AQP entered into an Agreement, dated August 28, 1996 (the "Purchase Agreement"), with Dow Hydrocarbons and Resources Inc. ("DHRI") pursuant to which AQP has agreed to purchase certain assets (the "Interests") from DHRI, subject to certain contingencies and conditions set forth in the Purchase Agreement.

       B. Tennessee Gas Pipeline Company, a Delaware corporation ("Tennessee"), holds certain preferential purchase rights in respect of the Interests pursuant to the 1989 Capital Stock Agreement (as defined in Section 1.1).

       C. El Paso has entered into an Agreement and Plan of Merger, dated June 19, 1996 (the "Merger Agreement") by and among El Paso, El Paso Merger Company, and Tenneco, Inc. ("Tenneco") pursuant to which El Paso Merger Company will merge with and into Tenneco (the "Merger") thus resulting in Tenneco becoming a subsidiary of El Paso, controlled by El Paso (with El Paso owning all of the common stock of Tenneco; and Tenneco also having a class of voting preferred stock held by the public).

       D. In consideration of the execution of the Consent and Agreement, attached hereto as Exhibit A, by Tennessee and the other parties to such Consent and Agreement, AQP is willing to grant to El Paso the option to cause Channel (as defined herein) to purchase a portion of the Interests from AQP, all on and subject to the terms and conditions set forth in this Agreement. Channel is an indirect, wholly-owned subsidiary of Tenneco, and will by virtue of the Merger become a subsidiary of El Paso.

       NOW, THEREFORE, in consideration of premises and the parties' respective agreements and covenants set forth below, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

       1.1 The following terms shall have the definitions set forth in the Purchase Agreement:

       (a)    "Adjustment Amount"
       (b)    "Affiliate"
       (c)    "Baseline Balance Sheet"
       (d)    "Business Day"
       (e)    "1989 Capital Stock Agreement"
       (f)    "Channel"
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       (g)    "Closing"
       (h)    "Closing Date"
       (i)    "Closing Date Balance Sheet"
       (j )   "Contracts" or "Other Agreements"
       (k)    "GAAP"
       (l)    "Governmental Agency"
       (m)    "HSR Act"
       (n)    "Interests"
       (o)    "Law"
       (p)    "Lien or Other Encumbrance"
       (q)    "Oasis"
       (r)    "Organizational Documents"
       (s)    "Other Regulatory Body"
       (t)    "Person"
       (u)    "Property"
       (v)    "Purchase Price"
       (w)    "Transportation Rights"


       1.2 Additional Definitions. The following terms shall be defined as set forth below:

       (a)    "Exercise Deadline Date" shall mean March 3, 1997.

       (b)    "Option Closing" shall have the meaning set forth in Section 3.1.

       (c) "Month End Balance Sheet Date" shall mean the close of business on March 31, 1997.

       (d)    "Line Pack Gas Agreement" shall have the meaning set forth in
Section 8.9.

       (e) The term "person" will have the same meaning as "Person", unless the context clearly indicates otherwise.

       1.3 References. References in this Agreement to Sections or Schedules shall be to Sections and Schedules of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Section or Schedule in which such reference appears, unless expressly stated to the contrary.

       1.4 Enforceability. Statements in this Agreement to the effect that an agreement or other document is "enforceable" or "binding" shall be deemed to be made subject to the laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights and to general principles of equity (whether applied at law or in equity).
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                                   ARTICLE 2
                                   THE OPTION

       2.1 Grant. Subject to the terms and conditions set forth in this Agreement, AQP hereby grants to El Paso the exclusive and irrevocable option (the "Option") to cause Channel to purchase the following: (i) three hundred thirty three and one-half (333.5) shares of the common stock of Oasis included in the Interests (the "Common Shares"), (ii) sixteen and one-half (16.5) shares of the preference stock of Oasis included in the Interests (the "Preference Shares"), and (iii) twenty percent (20%) of the Transportation Rights. The assets to be acquired upon exercise of the Option are referred to herein collectively as the "Subject Property."

       2.2 Exercise Price. Subject to the provisions of Article 4 of this Agreement relating to adjustments, the price for the exercise of the Option by El Paso (the "Exercise Price") shall be the product of (x) .2 multiplied by (y) the Purchase Price.

       2.3 Exercise of the Option. The Option shall become exercisable only upon the occurrence of each of the following: (i) the Closing of the transactions contemplated by the Purchase Agreement shall have occurred; and
(ii) the Merger shall have been consummated and Channel shall as a result thereof have become an indirect subsidiary of El Paso as described in Paragraphs C and D of the "Recitals" to this Agreement (the foregoing conditions set forth in (i) and (ii) being referred to herein as the "Exercise Conditions"). At any time after the Exercise Conditions have occurred, and on or prior to the Exercise Deadline Date, El Paso may exercise the Option by delivery to AQP of written notice of exercise of the Option. Upon delivery of such notice, AQP shall sell and El Paso shall cause Channel to purchase the Subject Property pursuant to Article 3 of this Agreement.

       2.4 Failure to Exercise. Unless El Paso exercises the Option on or before the Exercise Deadline Date, the Option shall expire, this Agreement shall terminate, and the parties to this Agreement shall have no further liability hereunder.


                                   ARTICLE 3
                                    CLOSING

       3.1 Date, Time and Place of Closing. The consummation of the sale of the Subject Property by AQP to Channel ( the "Option Closing") shall take place at the offices of Aquila Energy, located at 10370 Richmond Avenue, Suite 700, Houston, Texas, commencing at 10:00 a.m., Houston time, on April 1, 1997 (the "Option Closing Date").

       3.2 Deliveries by AQP. At the Option Closing, AQP shall deliver to Channel certificates representing the Common Shares and the Preference Shares, duly endorsed or accompanied by duly executed stock powers, (ii) an agreement concerning the assignment and assumption of the portion of the Transportation Rights included in the Subject Property in the form set forth in Schedule 3.2; and (iii) all other documents and agreements required pursuant to the terms hereof.
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       3.3    Deliveries by El Paso and Channel at Option Closing.  At the
Option Closing, El Paso shall deliver to AQP, or shall cause Channel to deliver to AQP (as appropriate) (i) the Exercise Price by wire transfer of immediately available funds to the account or accounts specified by AQP, (ii) an agreement concerning the assignment and assumption of the portion of the Transportation Rights included in the Subject Property in the form set forth in Schedule 3.2; and (iii) all other documents and agreements required pursuant to the terms hereof.


                                   ARTICLE 4
                         ADJUSTMENTS TO EXERCISE PRICE

       4.1    Purchase Agreement Adjustment Amount.

       (a) If, pursuant to Article 2 of the Purchase Agreement, AQP receives payment from DHRI of an Adjustment Amount prior to the Option Closing Date, the Exercise Price shall be reduced by an amount equal to (x) .2 multiplied by (y) such Adjustment Amount. For purposes of this Section 4.1, the Adjustment Amount shall not be deemed to include any interest received by AQP in respect of such Adjustment Amount pursuant to Section 2.3(d) of the Purchase Agreement.

       (b) If AQP receives payment from DHRI of an Adjustment Amount on or after the Option Closing Date, AQP shall pay to Channel an amount equal to (x)
 .2 multiplied by (y) such Adjustment Amount, together with interest on such amount at the interest rate provided for in Section 2.3(d) of the Purchase Agreement from the Option Closing Date until the date of payment of such amount by AQP to Channel. AQP shall pay such amount by wire transfer of immediately available funds to an account designated by Channel within ten (10) days following AQP's receipt of payment from DHRI of the Adjustment Amount and the interest due thereon.

       4.2    Income or Dividend Adjustment to Exercise Price.

       (a) Option Closing Balance Sheet and Option Closing Income Statement. Within 120 days after the Option Closing Date, El Paso and AQP shall cause Oasis to prepare a balance sheet for Oasis as of the close of business on the Month End Balance Sheet Date (the "Option Closing Balance Sheet") and an income statement for Oasis for the period November 1, 1996 through and including March 31, 1997 (the "Option Closing Income Statement"). The Option Closing Balance Sheet shall be prepared in accordance with GAAP, using the same methods and criteria employed by Oasis in connection with its preparation of the Baseline Balance Sheet, and shall present fairly the financial position of Oasis as of the close of business on the Month End Balance Sheet Date. The Option Closing Income Statement shall be prepared in accordance with GAAP, on a basis consistent with previous periods and the basis used in preparation of the Option Closing Balance Sheet, and shall present fairly the income and expenses
of Oasis for the period covered thereby.   Upon completion of the Option
Closing Balance Sheet and the Option Closing Income Statement, copies thereof shall promptly be provided to AQP and El Paso.

       (b) Disputes. If either party (a "Disputing Party") disputes any matter with respect to the Option Closing Balance Sheet or the Option Closing Income Statement, such Disputing Party will give notice to the other party within 60 days after receipt of the Option Closing
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Balance Sheet and the Option Closing Income Statement.  Any such matters (the
"Disputed Matters") shall be submitted to arbitration in Houston, Texas within 30 days after delivery of the foregoing notice of dispute from a Disputing Party unless El Paso and AQP agree in writing to extend such 30-day period in an attempt to negotiate or seek mediation of a settlement of the Disputed Matters. The arbitrator (the "Arbitrator") shall be any one of the nationally recognized independent accounting firms, which is on the date hereof among the six largest national accounting firms (a "Big Six Accounting Firm"), mutually agreed to by AQP and El Paso. Any reference herein to a Big Six Accounting Firm shall be deemed to include a reference to any member or employee thereof (who is a certified public accountant) which any such firm may designate as the Arbitrator on its behalf. If within 20 days following the expiration of the 30-day period referred to above or any extension thereof AQP and El Paso shall have failed to agree upon the selection of the Arbitrator or any such Arbitrator selected by them shall not have agreed to perform the services called for hereunder, the Arbitrator shall thereupon be selected by reference to the Houston, Texas office of and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with preference being given any one of the Big Six Accounting Firms or any member or employee thereof (who is a certified public accountant) which or who may be willing to perform such services, other than any such firm which is then employed by Oasis, AQP or El Paso, or any Affiliate of any of them. The Arbitrator shall consider only the Disputed Matters and the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the Disputed Matter is submitted to arbitration. The Arbitrator shall act promptly, but in no event later than 30 days from the close of hearing, to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the parties hereto and shall not be appealable to any court. Each party shall bear its own expenses associated with the preparation and presentation of its position, and all costs and expenses of the Arbitrator shall be shared equally by AQP and El Paso.

       (c) Shareholders' Equity and Net Earnings. The Exercise Price shall be subject to adjustment pursuant to Section 4.2(d), based on Shareholders' Equity as reflected in the Option Closing Balance Sheet ("Option Closing Shareholders' Equity") and Shareholders' Equity as reflected in the Closing Date Balance Sheet ("Closing Date Shareholders' Equity"), and Post Closing Dividends and Post Closing Net Earnings (as those terms are defined below). "Shareholders' Equity" shall mean total assets of Oasis less total liabilities of Oasis determined in accordance with GAAP.

       (d) Income or Dividend Adjustment. Following receipt of the Option Closing Balance Sheet and the Option Closing Income Statement, the Exercise Price shall be subject to adjustment, pursuant to (i) or (ii) of this Section 4.2(d), as follows:

              (i) If Option Closing Shareholders' Equity is greater than Closing Date Shareholders' Equity, the Exercise Price shall be increased by an amount equal to .05 multiplied by the difference of (A) Option Closing Shareholders' Equity minus (B) Closing Date Shareholders' Equity. The amount of such adjustment shall be referred to as the "Income Adjustment."

              (ii) If Option Closing Shareholders' Equity is less than Closing Date Shareholders' Equity, the Exercise Price shall be reduced by an amount equal to .05 multiplied by the lesser of (A) the difference of (1) Closing Date Shareholders' Equity minus (2) Option Closing Shareholders' Equity; or (B) the difference of (1) Post Closing Dividends (as defined
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below) minus (2) Post Closing Net Earnings (as defined below).  The amount of such adjustment shall be referred to as the "Dividend Adjustment." As used herein "Post Closing Dividends" means the amount of any cash dividends distributed to holders of Oasis Common Stock of record as of any date from November 1, 1996 through and including March 31, 1997. As used herein "Post Closing Net Earnings" means the net earnings of Oasis for the period November 1, 1996 through and including March 31, 1997, determined in accordance with GAAP; provided that if such earnings are less than 0, then "Post Closing Net Earnings" shall be deemed to be 0.

       (e) Payment. Within 60 days after receipt by the parties of the Option Closing Balance Sheet, (i) if there is an Income Adjustment pursuant to
Section 4.2(d)(i), then El Paso shall cause Channel to pay to AQP by wire transfer of immediately available funds the Income Adjustment with interest thereon from the Option Closing Date to the date of payment, or, (ii) if there is a Dividend Adjustment pursuant to Section 4.2(d)(ii), then AQP shall pay to Channel by wire transfer of immediately available funds the Dividend Adjustment with interest thereon from the Option Closing Date to the date of payment. In either case, interest shall be calculated at a fluctuating rate per annum which shall be the 30-day LIBOR rate quoted from time to time by First Chicago National Bank. If there are any Disputed Matters, the Income Adjustment or the Dividend Adjustment finally determined to be due either by agreement of the parties or by arbitration shall be paid by wire transfer of immediately available funds to the party entitled to such adjustment within 10 days after such determination, with interest as aforesaid.

       (f) Offsets. Amounts determined to be due from one party pursuant to this Agreement may be offset against amounts due from the other party pursuant to this Agreement.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF AQP

       AQP hereby represents and warrants to El Paso as follows:

       5.1 Corporate Organization. AQP is a limited partnership, duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified or licensed to do business in the state of Texas.

       5.2 Execution and Delivery. AQP has full corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by AQP hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered on behalf of AQP and constitutes a valid and binding obligation of AQP enforceable against AQP in accordance with its terms.

       5.3 No Conflicts. Except as set forth in Schedule 5.3, neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby in accordance with the terms of this Agreement and such other agreements nor compliance with the provisions hereof or thereof by AQP will, with or without the passage of time or the giving of notice, or both (i) require any consent or approval of the partners or other governing body of AQP which has not already been obtained, (ii) conflict with, constitute a breach, violation or termination of any provision of, or constitute a default under, any Contracts and Other Agreements to which AQP is a party or by which AQP is bound or to which any of the Property of AQP is subject, (iii) result in an acceleration of or increase in any amounts due under any instrument evidencing debt of AQP, (iv) conflict with or violate the Organizational Documents of AQP, (v) result in the creation or imposition of any Lien or Other Encumbrance against any of the Subject Property, or (vi) violate any Law applicable to AQP or any of its Property.

       5.4    Approvals, Licenses and Authorizations; No Adverse Action.
Except as set forth on Schedule 5.4, (i) no order, license, consent, waiver, authorization or approval of, or exemption by, or giving of notice to, or filing or registration with or the taking of any other action by or in respect of, any Person (including without limitation any Governmental Agency or Other Regulatory Body), and (ii) no filing, recording, publication or registration in any public office or any other place, is required by or on behalf of AQP in order to (x) authorize AQP's execution, delivery, and performance of this Agreement or any other agreement, document, or instrument contemplated hereby to be executed and delivered by AQP and the consummation by AQP of the transactions contemplated hereby or thereby, or (y) assure the legality, validity, binding effect, or enforceability of this Agreement or such other agreements, documents or instruments.

       5.5 Title to the Subject Property. At the Option Closing, AQP shall convey to Channel its right, title and interest in the Subject Property and shall not warrant the title to the Subject Property in any manner except that AQP's right, title and interest in the Subject Property is free and clear of all liens, security interests and encumbrances created by any act of AQP other than as set forth on Schedule 5.5.

       5.6 Line Pack Gas Agreement. Any references in the representations and warranties set forth in this Article 5 to other agreements to be executed and delivered by AQP hereunder or to transactions contemplated thereby or other similar references to other agreements, documents, instruments or obligations of AQP or to be entered into or delivered by AQP, shall be deemed to include the Line Pack Gas Agreement.

       5.7 Exclusivity of Warranties and Representations. NOTWITHSTANDING ANYTHING CONTAINED IN ANY OTHER PROVISION OF THIS AGREEMENT, AQP MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR
PURPOSE, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT.   EXCEPT FOR THE
WARRANTIES AND REPRESENTATIONS EXPRESSLY MADE BY AQP IN THIS AGREEMENT, CHANNEL IS PURCHASING THE SUBJECT PROPERTY "AS IS" WITH ANY AND ALL LATENT AND PATENT DEFECTS.

                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF EL PASO

       El Paso hereby represents and warrants to AQP as follows:

       6.1 Corporate Organization. El Paso is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified or licensed to do business as a foreign corporation in the state of Texas.

       6.2 Execution and Delivery. El Paso has full corporate power and authority to enter into this Agreement and all other agreements to be delivered by El Paso hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered on behalf of El Paso and constitutes a valid and binding obligation of El Paso enforceable against El Paso in accordance with its terms.

       6.3 No Conflicts. Except as set forth in Schedule 6.3, neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby in accordance with the terms of this Agreement and such other agreements nor compliance with the provisions hereof or thereof by El Paso will, with or without the passage of time or the giving of notice, or both: (i) require any consent or approval of the stockholders, directors or other governing body of El Paso which has not already been obtained; (ii) conflict with, constitute a breach, violation or termination of any provision of, or constitute a default under, any Contracts and Other Agreements to which El Paso is a party or by which El Paso is bound or to which any of the Property of El Paso is subject, (iii) result in an acceleration of or increase in any amounts due under any instrument evidencing debt of El Paso, (iv) conflict with or violate the Organizational Documents of El Paso, or (v) violate any Law applicable to El Paso or any of its Property.

       6.4    Approvals, Licenses and Authorizations: No Adverse Action.
Except as set forth on Schedule 6.4, (i) no order, license, consent, waiver, authorization or approval of, or exemption by, or giving of notice to, or filing or registration with or the taking of any other action by or in respect of, any Person (including without limitation any Governmental Agency or Other Regulatory Body), and (ii) no filing, recording, publication or registration in any public office or any other place, is required by or on behalf of El Paso in order to (x) authorize El Paso's execution, delivery, and performance of this Agreement or any other agreement, document, or instrument contemplated hereby to be executed and delivered by El Paso and the consummation by El Paso of the transactions contemplated hereby or thereby, or (y) assure the legality, validity, binding effect, or enforceability of this Agreement or such other agreements, documents or instruments.

       6.5 Representations and Warranties Effective Upon Option Exercise. Upon the exercise of the Option by El Paso, and by virtue of such exercise and without need for further action on behalf of El Paso or any other party, El Paso shall be deemed to have made the following additional representations and warranties to AQP:

              (a) Channel is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified or licensed to do business as a foreign corporation in the state of Texas. Channel is an indirect subsidiary of El Paso and is controlled by El Paso as described in Paragraphs C and D of the "Recitals" to this Agreement..

              (b) Channel has full corporate power and authority to enter into all agreements to be delivered by Channel hereunder, to perform its obligations thereunder and to consummate the transactions contemplated by this Agreement and such other agreements.

              (c) Neither the execution, delivery or performance of the agreements contemplated hereby to be executed, delivered or performed by Channel nor the performance of Channel nor the consummation of the transactions contemplated by this Agreement or such other agreements in accordance with the terms of this Agreement and such other agreements nor compliance with the provisions of any of the foregoing by Channel will, with or without the passage of time or the giving of notice, or both: (i) require any consent or approval of the stockholders, directors or other governing body of Channel which has not already been obtained; (ii) conflict with, constitute a breach, violation or termination of any provision of, or constitute a default under, any Contracts and Other Agreements to which Channel is a party or by which Channel is bound or to which any of the Property of Channel is subject, (iii) result in an acceleration of or increase in any amounts due under any instrument evidencing debt of Channel, (iv) conflict with or violate the Organizational Documents of Channel, or (v) violate any Law applicable to Channel or any of its Property.

              (d) (i) No order, license, consent, waiver, authorization or approval of, or exemption by, or giving of notice to, or filing or registration with or the taking of any other action by or in respect of, any Person (including without limitation any Governmental Agency or Other Regulatory
Body), and (ii) no filing, recording, publication or registration in any public office or any other place, is required by or on behalf of Channel in order to
(x) authorize Channel's execution, delivery, and performance of any agreement, document, or instrument contemplated hereby to be executed and delivered by Channel and the performance by Channel or the consummation by Channel of the transactions contemplated by this Agreement or such other agreements, documents or instruments, or (y) assure the legality, validity, binding effect, or enforceability of this Agreement or such other agreements, documents or instruments.

       6.6 Line Pack Gas Agreement. Any references in the representations and warranties set forth in this Article 6 to other agreements to be executed and delivered by El Paso or Channel hereunder or to transactions contemplated thereby or other similar references to other agreements, documents, instruments or obligations of El Paso or Channel or to be entered into or delivered by El Paso or Channel, shall be deemed to include the Line Pack Gas Agreement.

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

       7.1 Further Assurances. Each party shall execute and deliver or cause to be executed and delivered to the other party such further instruments of transfer, assignment and conveyance as such other party reasonably may require to more effectively carry out the transfer of the Subject Property and the consummation of the transactions contemplated by this Agreement.

       7.2 Compliance. Each of AQP and El Paso agrees to (i) use its reasonable best efforts to cause all obligations imposed upon it under this Agreement to be duly complied with, and to cause all conditions precedent to its obligations under this Agreement to be satisfied prior to the Option Closing Date, and (ii) use reasonable best efforts to obtain any and all consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses necessary for the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 8
                      CONDITIONS TO EL PASO'S OBLIGATIONS

       The obligation of El Paso to cause Channel to consummate the transactions contemplated hereunder is subject to the satisfaction on or prior to the Option Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, El Paso may nevertheless cause Channel to proceed with the Closing.

       8.1 Compliance. AQP shall, in all material respects, have performed all of its obligations and agreements, and complied with all covenants, warranties and conditions contained in this Agreement which are required to be performed or complied with by AQP on or prior to the Option Closing Date.

       8.2 Representations and Warranties. The representations and warranties of AQP contained in this Agreement shall be true, complete and correct in all material respects on and as of the Option Closing Date with the same force and effect as though such representations and warranties had been made or given on the Option Closing Date.

       8.3 Certificate. AQP shall have delivered to El Paso a certificate in the form attached as Schedule 8.3, dated the Option Closing Date and signed by a duly authorized officer of AQP's general partner.

       8.4 Good Standing. AQP shall have delivered to El Paso certificates issued by appropriate governmental authorities evidencing (i) the good standing of AQP as a limited partnership in its state of organization as of a date not more than ten (10) days prior to the Option Closing Date, and (ii) as a limited partnership qualified to do business in the state of Texas as of a date not more than ten (10) days prior to the Option Closing Date.

       8.5 Waiting Periods. The filing requirements of the HSR Act relating to the transactions contemplated by this Agreement, if any, shall have been complied with and the waiting period related thereto terminated or expired and there shall be no action taken or instituted by the Department of Justice or the Federal Trade Commission or any Other Regulatory Body to delay or otherwise enjoin the transactions contemplated by this Agreement, which action has not been settled, terminated or dismissed, that prohibits the transaction contemplated hereby or is unduly burdensome to either AQP or El Paso.

       8.6 No Prohibition. As of the Option Closing Date, there shall be no writ, injunction, preliminary restraining order or other order of any nature issued by a court of competent jurisdiction directing that the transactions contemplated by this Agreement not be consummated nor shall the consummation of the transactions contemplated hereby occur if such consummation is prohibited by any federal, state or local laws or regulations.

       8.7 No Claim Regarding the Interests. There must not have been made or threatened by any person any claim asserting that such person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Subject Property.

       8.8 Receipt. AQP shall have delivered to Channel a Receipt in the form set forth as Schedule 8.8.

       8.9 Line Pack Assignment. AQP shall have executed and delivered to Channel the "Assignment" which is attached as Schedule 2.0(a) to the Line Pack Gas Agreement, dated of even date herewith, by and between AQP and El Paso (the "Line Pack Gas Agreement").

                                   ARTICLE 9
                        CONDITIONS TO AQP'S OBLIGATIONS

       The obligation of AQP to consummate the transactions contemplated hereunder is subject to the satisfaction on or prior to the Option Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, AQP may nevertheless proceed with the Closing.

       9.1 Delivery of Notice. El Paso shall have delivered to AQP the notice of exercise of the Option pursuant to Section 2.3 of this Agreement.

       9.2 Exercise Conditions. The Exercise Conditions shall have occurred.

       9.3 Compliance With Agreement. El Paso shall, in all material respects, have performed all of its obligations and agreements, and complied with all covenants, warranties and conditions contained in this Agreement which are required to be performed or complied with by El Paso on or prior to the Option Closing Date, and El Paso shall have caused Channel to perform each of the matters and to have taken each of the actions which are required hereunder to be performed or taken by Channel on or prior to the Option Closing Date.

       9.4 Representations and Warranties. The representations and warranties of El Paso contained in this Agreement shall be true, complete and correct in all material respects on and as of the Option Closing Date with the same force and effect as though such representations and warranties had been made or given on the Option Closing Date.

       9.5 Certificate. El Paso shall have delivered to AQP a certificate in the form attached as Schedule 9.5, dated the Option Closing Date and signed by a duly authorized officer of El Paso.

       9.6 Good Standing. Each of El Paso and Channel shall have delivered to Seller a certificate issued by the appropriate governmental authority evidencing (i) its good standing in its state of incorporation as of a date not more than ten (10) days prior to the Option Closing Date, and (ii) as a corporation qualified to do business in the state of Texas as of a date not more than ten (10) days prior to the Option Closing Date.

       9.7 Waiting Periods. The filing requirements of the HSR Act relating to the transactions contemplated by this Agreement, if any, shall have been complied with and the waiting period related thereto terminated or expired and there shall be no action taken or instituted by the Department of Justice or the Federal Trade Commission or any Other Regulatory Body to delay or otherwise enjoin the transactions contemplated by this Agreement, which action has not been settled, terminated or dismissed, that prohibits the transaction contemplated hereby or is unduly burdensome to either AQP or El Paso.

       9.8 No Prohibition. As of the Option Closing Date there shall be no writ, injunction, preliminary restraining order or other order of any nature issued by a court of competent jurisdiction directing that the transactions contemplated by this Agreement not be consummated nor shall the consummation of the transactions contemplated hereby occur if such consummation is prohibited by any laws.

       9.9 No Claim Regarding the Interests. Except as provided by Article 9A, there must not have been made or threatened by any person any claim asserting that such person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Subject Property.

       9.10 Other Agreements. As to those agreements listed on Schedule 9.10(a), AQP and its Affiliates either (i) shall have been fully released from all obligations to third parties with respect of those agreements, or (ii) shall have received the agreement from Channel, in the form of Schedule 9.10(b). El Paso also shall have caused Channel to deliver to Texas Commerce Bank National Association, as Trustee under a Trust Indenture dated as of February 1, 1990, the documents required under Sections 7(ii), 7(iii), and 7(vi) of that certain Intratex Consent and Agreement dated February 1, 1990 (the "Intratex Consent"), and the approval referred to in Section 7(vii) of the Intratex Consent shall have been obtained. El Paso shall cause Channel to pay on behalf of AQP the fees and expenses of the Trustee and Noteholder's counsel referred to in Section 7 of the Intratex Consent.
       9.11 Receipt. Channel shall have delivered to AQP the Receipt in the form attached as Schedule 9.11.

       9.12 Guaranty. El Paso shall have delivered to AQP the Guaranty with respect to Channel's obligations in the form attached as Schedule 9.12.

       9.13 Line Pack Assignment. Channel shall have executed and delivered to AQP the "Assignment" which is attached as Schedule 2.0(a) to the Line Pack Gas Agreement.

                                   ARTICLE 9A
                            PRECLOSING ADVERSE CLAIM

       In the event that, prior to the Option Closing, there shall have been made or threatened by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Subject Property, then El Paso shall notify AQP of such claim as soon as possible, and El Paso shall have the right to elect, by notice delivered to AQP at least 15 days prior to April 1, 1997 (or if such claim is asserted within such 15 day period and on or prior to March 27, 1997, then by notice delivered to and actually received by AQP on or before March 27, 1997), to proceed with the Option Closing (provided that all of the conditions set forth in Article 9, other than the condition set forth in
Section 9.9, have been satisfied), and the following provisions shall apply:

              (i) If the claim is based on circumstances that constitute a breach of the representations and warranties of AQP set forth in Article 5, the parties' respective rights and remedies shall be governed by Section 10.1;

              (ii) If the claim is based on any circumstances other than those described in Article 9A(i), above, then El Paso shall indemnify and hold harmless AQP from and against any and all claims, damages, actions, demands and costs (including reasonable attorneys' fees) arising out of or caused by the fact that AQP proceeds with the Option Closing in accordance with this Agreement; provided that AQP shall not be obligated to proceed with the Option Closing if outside Texas counsel to AQP shall advise AQP that in doing so AQP shall become subject to any material liabilities or damages (individually or in the aggregate) for which indemnification pursuant to this Article 9A(ii) is not permitted pursuant to applicable Law. EL PASO EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE DUTY TO INDEMNIFY, DEFEND AND HOLD HARMLESS SHALL APPLY NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, STATUTORY LIABILITY OR OTHER FAULT OF AQP.

       It is understood that nothing in this Article 9A shall be deemed to modify the rights and obligations of the parties under Article 10.

                                   ARTICLE 10
                               SURVIVAL; REMEDIES

       10.1 Survival of Representations and Warranties. The representations and warranties of the parties set forth in Articles 5 and 6 shall survive the Option Closing for a period of four years. A party asserting a breach of such a representation or warranty (the "Injured Party") shall be entitled to recover from the defaulting party (the "Defaulting Party"), and the Defaulting Party shall pay to the Injured Party, all Damages to the Injured Party as a result of such breach. "Damages" shall mean the losses, damages and costs (including reasonable attorney's fees) incurred or sustained by the Injured Party; provided (i) "Damages" shall not include internal overhead and general administrative costs of a party; and (ii) no punitive, speculative, or consequential losses shall be included. In no event shall AQP's obligations under this Article 10 exceed the Exercise Price (as finally adjusted).

       10.2 Losses due to Inaccuracy of DHRI Representations and Warranties. In the event that AQP shall receive payment of a Recovery (as defined below), then (i) if such Recovery is received by AQP prior to the Option Closing Date, then the Exercise Price shall be reduced by an amount equal to .2 multiplied by the amount of such Recovery; and (ii) if such Recovery is received by AQP on or after the Option Closing Date, then AQP promptly shall remit to Channel an amount equal to .2 multiplied by the amount of such Recovery.

       10.3 Section 8.5 Payments. In the event that AQP is required to make any Covered Section 8.5 Payment (as defined below), then (i) if such Covered
Section 8.5 Payment is made by AQP prior to the Option Closing Date, then the Exercise Price shall be increased by an amount equal to .2 multiplied by such Covered Section 8.5 Payment; and (ii) if such Covered Section 8.5 Payment is made by AQP on or after the Option Closing Date, then El Paso shall cause Channel promptly to remit to AQP an amount equal to .2 multiplied by such Covered Section 8.5 Payment.

       10.4 Definitions. For purposes of this Article 10, the following definitions shall apply:

              (a) "Recovery" shall mean the net amount actually received by AQP pursuant to Article 8 of the Purchase Agreement in respect of any Covered Losses. In determining the amount of any Recovery, the net proceeds received by AQP shall be reduced by (i) all costs and expenses (including attorney's fees and other costs of litigation or arbitration) incurred by AQP in connection with such Recovery; and (ii) the amount of liabilities incurred by AQP or damages or claims paid by AQP to other Persons in connection with any matter included within the Covered Losses for which AQP sought recovery.

              (b) "Losses" shall have the meaning set forth in Article 8 of the Purchase Agreement.

              (c) "Covered Losses" shall mean Losses that are determined and calculated with reference to all of the Interests, including the Subject Property.

              (d) A "Section 8.5 Payment" shall mean any payment that AQP is required to make pursuant to Section 8.5 of the Purchase Agreement.

              (e) A "Covered Section 8.5 Payment" shall mean any Section 8.5 Payment made by AQP with respect to a Recovery.

       10.5 Examples. The following examples illustrate the application of the provisions of Sections 10.2, 10.3 and 10.4:

              (a) This example is based on the following hypothetical situation: (i) Oasis sustains damages of $1,000,000 due to a matter which constitutes an inaccuracy of a representation made by DHRI, and (ii) AQP's Losses with respect to such $1,000,000 in damages are calculated by multiplying
 .25 by $1,000,000. Channel would be entitled to a reduction of the Exercise Price or a payment from AQP, in either case equal to 20% of the net amount actually recovered by AQP in respect of the damages to Oasis. If AQP received payment of a full $250,000 in this case, then Channel would be entitled to an Exercise Price reduction or a payment (as the case may be) of $50,000. If AQP expended $20,000 in attorney's fees and other costs for which it did not recover payment in addition to the $250,000 in Losses, then the "Recovery" would be $230,000, and the amount by which the Exercise Price is reduced or the amount which is paid to Channel following AQP's receipt of the $250,000 payment
would be $46,000.   If, in the example given in this Section 10.5(a), the
"Losses" of AQP were calculated by using a multiple other than .25, such Losses would not be "Covered Losses", and any recovery by AQP thereof would not be a "Recovery", because the "Losses" would not have been determined and calculated with reference to all of the Interests, including the Subject Property.

              (b) Any reduction in the Exercise Price or payment to Channel hereunder (as the case may be) is based on the actual amount received by AQP pursuant to Article 8 of the Purchase Agreement. Thus, any amounts of Losses for which AQP's Recovery is reduced or eliminated pursuant to the provisions of
Article 8 of the Purchase Agreement (including without limitation Section 8.4(c) of the Purchase Agreement), shall be reduced to the actual amount received by AQP for purposes of determining the amount of "Recovery".

                                   ARTICLE 11
                                    EXPENSES

       Except as otherwise provided in this Agreement, AQP agrees to pay without right of reimbursement from El Paso the costs incurred by AQP, and El Paso agrees to pay and to cause Channel to pay, without right of reimbursement from AQP, the costs incurred by El Paso or Channel, incident to the preparation and execution of this Agreement and performance of their respective obligations hereunder whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement. The provisions of this Article 11 shall survive any termination of this Agreement.

                                   ARTICLE 12
                                  TERMINATION

       This Agreement shall automatically terminate without further action on the part of either party if (i) the Purchase Agreement shall be terminated, without the Closing having occurred, for any reason; or (ii) the Option Closing has not taken place on April 1, 1997.

                                   ARTICLE 13
                                 MISCELLANEOUS

       13.1 Notices. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service, with delivery confirmed, or telexed or telecopied, with receipt confirmed, addressed to the parties

              (a)           If to AQP, to:

                            AQP Newco Corporation
                            10370 Richmond Ave., Suite 700
                            Houston, Texas  77042-4137
                            Attention: John A. Shealy
                            Facsimile No.: (713)  268-2102
                            or such other person or address as AQP shall furnish Buyer in writing.

              (b)           If to El Paso, to:
                            El Paso Natural Gas Company
                            Tenneco Building
                            1010 Milam Street, Suite T2955
                            Houston, Texas 77002
                            Attention:  Britton White, Jr.,
                            Senior Vice President
                            and General Counsel
                            Facsimile No.:  (713) 757-1872

                            or to such other person or address as El Paso shall furnish to AQP in writing.

                                   (c)    If to Channel, to the address
                            and person designated in writing by El Paso in a notice to AQP meeting the requirements of this
                            Section 13.1.

All notices hereunder shall be deemed to have been given as of the date when so personally delivered, three (3) days after when deposited with the United States mail properly addressed, the next day when delivered during business hours to such overnight delivery service properly addressed or when receipt of a telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that such notice was not received by the intended recipient.

       13.2 Parties in Interest; Assignment. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, or their respective successors and assigns, any rights, remedies or obligations or liabilities under or by reason of this Agreement. Neither this Agreement nor any of the rights or duties of any party hereto may be transferred or assigned to any person except by a written agreement executed by El Paso and AQP; provided, that, except as provided in Section 13.12 hereof, AQP agrees that Channel shall be a beneficiary of the representations, warranties and covenants of AQP herein, subject to all of AQP's defenses and counterclaims against El Paso hereunder. It is understood that the rights of El Paso under Section 13.12 are personal to, and go only to the benefit of, El Paso and its Affiliates (all as set forth in Section 13.12). El Paso agrees to cause Channel to perform each and every matter and to take each and every action required to be performed or taken by Channel hereunder. It is further agreed that, if the Merger shall not have been consummated on or prior to January 1, 1997, then El Paso shall be permitted to assign its rights and delegate its duties hereunder to Tennessee, except as provided in Section 13.12 hereof; provided that any such assignment and delegation shall be effected only pursuant to the Agreement Concerning Assignment and Delegation in the form attached hereto as Schedule 13.2.

       13.3 Modification. This Agreement may not be amended or modified except by a writing signed by an authorized representative of the party against whom enforcement of the change is sought. No waiver of the performance or breach of, or default under, any condition or obligation hereof shall be deemed to be a waiver of any other performance, or breach of, or default under, the same or any other condition or obligation of this Agreement.

       13.4 Waiver. Either party to this Agreement may, by written notice to the other party hereto: (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance by such other party with any of the conditions or covenants of the other contained in this Agreement; or (d) waive performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken by or on behalf of any party, including without limitation any investigation by or on behalf of such party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

       13.5 Entire Agreement. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, representations or warranties between the parties other than those set forth or provided in this Agreement.

       13.6 Execution in Multiple Originals. This Agreement may be executed in multiple originals, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       13.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       13.8 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the state of Texas applicable to agreements made and performed entirely within the state of Texas without regard to principles of conflicts of law.

       13.9 Exhibits and Schedules. All Exhibits and Schedules to this Agreement and delivered to the parties shall be considered a part of this Agreement with the same force and effect as if the same had been specifically set forth in this Agreement.

       13.10 Negotiated Transaction. The parties hereto represent that in the negotiation and drafting of this Agreement they have been represented by and have relied upon the advice of counsel of their choice. The parties affirm that their counsel have both had a substantial role in the drafting and negotiation of this Agreement and, therefore, this Agreement shall be deemed drafted by all of the parties hereto and the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Exhibit or Schedule attached to this Agreement.

       13.11 Public Announcements. The parties shall consult with each other and cooperate with respect to any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein. Neither of the parties hereto nor any affiliates of the parties, shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without consulting with the other party hereto and affording such other party a reasonable opportunity to comment regarding the content of such disclosure, except that each party may determine what disclosure is required by law or by obligations pursuant to any listing agreement with a national securities exchange (including the Nasdaq National Market).

       13.12 Other Contemplated Relationships. AQP and El Paso hereby agree to enter into good faith negotiations for the purpose of restructuring the relationship of the shareholders and management of Oasis if and when AQP and El Paso (and/or their respective Affiliates) each becomes the owner of 50% of the capital stock of Oasis. Among the matters which the parties intend to include in such an agreement of restructuring is an agreement under which El Paso or an Affiliate of El Paso will become the operator of the pipeline system owned by Oasis as to physical operations of the system (it being understood that if an Affiliate of El Paso is operator, any agreement providing for such arrangement will provide that such Affiliate may remain operator only so long as it remains an Affiliate of El Paso). Additionally, AQP and El Paso intend, in a mutually beneficial and equitable manner, to restructure Oasis to achieve and improve efficiency of Oasis and the benefits to the parties of their respective transportation rights on the system. Any such agreements shall be based on mutually agreed upon arrangements that assure that each of the parties shall have the same commercial benefits from ownership of Oasis and transportation rights on the Oasis system, and the same opportunities to pursue their commercial objectives as they relate to the transportation rights on the Oasis system, including but not limited to the real time dissemination of gas dispatch, nomination and gas control related information. It is understood and agreed that the provisions of this Section 13.12 are personal to El Paso and El Paso's Affiliates (but only so long as such other Persons are Affiliates of El
Paso) and may not be assigned or transferred to any other party by El Paso, and that if El Paso assigns its rights and delegates its duties under this Agreement to Tennessee in accordance with and as permitted by Section 13.2, this Section 13.12 shall become null and void.

       13.13 Brokers' Fees. Each party shall be solely responsible for, and shall promptly pay and satisfy, any brokers', agents' or finders' fees or commissions or other similar liabilities for which such party shall be responsible in connection with the transactions contemplated hereby.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written

                                      AQP HOLDINGS LP

                                      By:  AQP NEWCO CORPORATION
                                      Title: General Partner


                                         By: /s/ John A. Shealy
                                         Name: John A. Shealy
                                         Title: Vice President


                                      EL PASO NATURAL GAS COMPANY


                                      By: /s/ Britton White, Jr.
                                      Name:  Britton White, Jr.
                                      Title: Senior Vice President and
                                             General Counsel